As filed with the Securities and Exchange Commission on August 1, 2025

Registration No. 333-272247

Registration No. 333-225501

Registration No. 333-203591

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENTS TO:

REGISTRATION STATEMENT ON FORM S-8 NO. 333-272247

REGISTRATION STATEMENT ON FORM S-8 NO. 333-225501

REGISTRATION STATEMENT ON FORM S-8 NO. 333-203591

UNDER

THE SECURITIES ACT OF 1933

UNITI GROUP LLC

(formerly Uniti Group Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	2101 Riverfront Drive, Suite A Little Rock, Arkansas 72202 (501) 850-0820 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	46-5230630 (I.R.S. Employer Identification Number)

Uniti Group Inc. 2015 Equity Incentive Plan Uniti Group Inc. Amended and Restated Employee Stock Purchase Plan (Full Title of the Plans)

Daniel L. Heard

Senior Executive Vice President, General Counsel and Secretary

Uniti Group Inc.

2101 Riverfront Drive, Suite A

Little Rock, Arkansas 72202

(501) 850-0820

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Jennifer Conway, Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”), filed by Uniti Group LLC (formerly known as Uniti Group Inc.), a Delaware limited liability company (recently converted from a Delaware corporation) (“Uniti” or the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”), relate to the following Registration Statements on Form S-8 (collectively, the “S-8 Registration Statements”) of the Registrant:

•	Registration Statement on Form S-8 (No. 333-272247), filed with the SEC on May 26, 2023;

•	Registration Statement on Form S-8 (No. 333-225501), filed with the SEC on June 7, 2018;

•	Registration Statement on Form S-8 (No. 333-203591), filed with the SEC on April 23, 2015;

On August 1, 2025, pursuant to the previously announced Agreement and Plan of Merger dated as of May 3, 2024, by and between Uniti, New Windstream, LLC, a Delaware limited liability company (“Windstream”) (as successor to Windstream Holdings II, LLC), New Uniti HoldCo LP, a Delaware limited partnership and New Windstream Merger Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Windstream (“Merger Sub”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 17, 2024, Uniti and Windstream completed the previously announced merger by consummating the following transactions: (a) Windstream merged with and into Windstream Parent, Inc., a Delaware corporation and direct wholly owned subsidiary of Windstream (“New Uniti”), with New Uniti surviving the merger as the ultimate parent company of the combined company, and (b) Merger Sub merged with and into Uniti (the “Merger”), with Uniti surviving the Merger as an indirect wholly owned subsidiary of New Uniti.

In connection with the Merger, the Registrant has terminated any and all offerings and deregistered any and all of the Registrant’s common stock, $0.0001 par value per share (“Common Stock”), pursuant to existing registration statements, including the S-8 Registration Statements. In accordance with the undertakings made by the Registrant in each of the S-8 Registration Statements to remove from registration, by means of a post-effective amendment, any of the Registrant’s Common Stock, together with any and all other securities registered, that remains unsold or otherwise unissued at the termination of each such offering, the Registrant hereby removes from registration, by means of these Post-Effective Amendments, all Common Stock registered under the S-8 Registration Statements that remain unsold as of the filing of these Post-Effective Amendments and terminates the effectiveness of each of the S-8 Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused these Post-Effective Amendments to the S-8 Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Little Rock, Arkansas, on August 1, 2025.

UNITI GROUP LLC (formerly Uniti Group Inc.)

By:	/s/ Daniel L. Heard
Name: Title:	Daniel L. Heard Senior Executive Vice President, General Counsel & Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.